Exhibit 99.2

COWEN GROUP, INC.
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 EARNINGS CALL TRANSCRIPT
November 7, 2006 9:00 AM EST

Operator

 Good morning, ladies and gentlemen, and thank you for joining the Cowen Group Inc. conference call to discuss the financial results for the third quarter of 2006. By now you should have received a copy of the Company’s third quarter 2006 earnings release which can be accessed at the Cowen & Company website at www.cowen.com. If you do not have Internet access and would like a copy of the press release, please call Matthew Mortellaro at 646-562-1796.

Before we begin, the Company has asked me to remind you that some of the comments made on today’s call and some of the responses to your questions may contain forward-looking statements. These statements are subject to the risks and uncertainties described in the Company’s earnings release and other filings with the SEC. Cowen Group, Inc. has no obligation to update the information presented on the call. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the SEC which are available on the Company’s website and on the SEC website at www.SEC.gov.

I would now like to turn the call over to Mr. Kim Fennebresque, Chairman and Chief Executive Officer who is joined today by Mr. Tom Conner, Chief Financial Officer. Please proceed, sir.

Kim Fennebresque  - Cowen and Co. - Chairman and CEO

Good morning and thank you for joining our call. I am going to start this morning with our results for the third quarter and then spend some time discussing our strategy and some of the initiatives we have underway at the firm. I will then turn it over to Tom Conner who will review the financial information for the quarter in greater detail before we take your questions.

As has already been reported by others, the third quarter was characterized by a substantial slow down in public equity both in our target sectors, as well as the overall market. Public capital raising for growth companies in the quarter of 2006 decreased by over for 40% relative to the third quarter of 2005 when measured both by number of transactions and by proceeds raised. On a sequential basis, equity capital markets activity in the third quarter declined by approximately 50% when measured by number of transactions and by approximately 70% when measured by proceeds raised.

For the third quarter we record a net loss of $11.4 million with $60.2 million in total revenue. This is compared to net income of $5.1 million and revenue of $77.9 million in the third quarter of 2005. Of the $11.4 million net loss approximately $10 million resulted from the accelerated vesting of deferred compensation plans that were terminated upon our separation from Societe Generale as well as expense associated with the equity awards granted to our employees in connection with our initial public offering.

Our results in the quarter were impacted by relatively weak performance of our investment banking division due primarily to decreased public capital raising activity. Private equity revenue in the third quarter remained flat compared to the prior period while strategic advisory fees decreased due to a reduction in the average size of transactions closed in the 2006 period.

While I continue to be disappointed with the results of our M&A business, I am pleased to note our announcement yesterday that we advised PortalPlayer, a company we took public in 2004, on the sale to NVIDIA for $357 million.

I am happy to report that our new issue business is off to a strong start in the fourth quarter with Cowen having completed 11 transactions, including seven IPOs, three follow-on offerings and one sole book run convert. We acted as lead manager in 35% of those transactions. In addition, our filed back log remains healthy with 18 offerings. This is, as I said, our filed backlog.

Turning to institutional sales and trading, I’m pleased to report that we had a solid quarter, solid third quarter. Our total revenue for the quarter was flat year-over-year and quarter-over-quarter. Year-to-date sales and trading revenue is up 10% or $10.8 million from the prior year period.

We continue to evaluate our cost structure to improve profitability. As an example I am pleased to announce that we have reached an agreement in principle with National Financial Services, a division of Fidelity to replace Societe Generale as our clearing agent. We anticipate that this new clearing arrangement will afford us substantial savings. At the present time we anticipate that we will reduce our noncomp expenses by between 5 and $6 million in 2007.

I am pleased to announce a number of significant recent additions to our firm since our last quarterly earnings call. Don Meltzer joined us in late October as head of investment banking. Having spent many years as global head of both M&A and healthcare at Credit Suisse, Don’s hire represents an important step for our firm. His strong transactional experience and extensive relationships will add significant value to our banking effort.

As I mentioned earlier, I have been disappointed with our performance in M&A. I believe that the hiring of someone of Don Meltzer’s stature as well as the quality of bankers he will attract to our firm will enable us to compete with any firm in this arena. I expect that I will not need to mention any disappointment with our M&A business again.

We also continued to build out our subsector capabilities in investment banking with the addition of two senior life sciences bankers, Jonathan Gertler and Jack Kiernan. Yesterday we announced that Malcolm MacColl has joined Cowen as head of asset management. Malcolm spent the last 12 years working at Essex Investment Management Company most recently as its Co-Chief Executive Officer. As I’ve stated in the past, the asset management business is one of our highest strategic priorities, and I believe Malcolm’s depth and breadth of experience will help us achieve this objective. I continue to believe that over the intermediate to long term, asset management should be a major contributor to our bottom line.

Additionally we hired Rob Roden to head our newly formed Leveraged Finance Group. With his extensive experience in debt capital markets, Rob provides us an opportunity for Cowen to expand our product offering.

As you can see, we continue to execute our long-term growth strategy and lay the foundation for our future. We are expanding our platform by adding new products, exceptional professionals and complementary business lines to serve better our existing and future clients. While I am pleased with the initiatives we have taken over the last three months I believe we are in fact only at the early stages of transforming this firm into the leading diversified growth investment bank.

I would like to turn this over to Tom Conner who will review the financial results in more detail.

 Tom Conner  - Cowen and Co. - CFO

 Thanks, Kim. For the third quarter of 2006 total revenues were $60.2 million representing a decrease of 22.7% from $77.9 million during the same quarter of 2005. Investment banking revenues for the third quarter was $18.3 million, a decrease of $16.9 million compared to the same period in 2005. The decrease primarily reflects a significant slowdown in our underwriting activities and to a lesser extent, a decrease in our strategic advisory fees.

Compared with the prior year period, revenue from sales and trading for the third quarter was flat at $37.5 million. Our third-quarter sales and trading revenue remained stable primarily due to increased listed and over-the-counter equity volumes offset by decreased commission and transaction rates.

Revenue from interest and dividend income for the third quarter was $2.9 million compared to $4 million for the same period last year. The decrease of $1.1 million resulted from lower average interest-bearing assets, partially offset by higher average interest rates during the quarter of 2006. The reduction in interest-earning assets was a result of our returning capital to SG in connection with our IPO.

Turning to expenses, our compensation and benefits expense was $45 million for the third quarter compared to $42.4 million in the third quarter of 2005. This increase was attributable to an expense of $7.5 million related to the accelerated vesting of deferred compensation plans terminated as the result of our separation from SG and $2.6 million of expense associated with the initial grant of equity to our employees in connection with the IPO. Excluding these expenses, compensation and benefits expense represented 58% of revenue.

Non-compensation expenses for the quarter were $27.3 million compared to $29.9 million during the same quarter last year. The decrease was primarily attributable to a decrease in litigation and related costs, as well as a decrease in service fees as a result of our separation from SG. The decreases were partially offset by increases in floor brokerage and trade execution due to higher trading volumes and increased pricing under our clearing agreement with SG; higher occupancy expense as a result of entering into a new sublease with SG for our new office in New York; and higher depreciation and amortization expense associated with the build out of space in anticipation of our separation from SG.

For the third quarter we recorded a tax benefit of $0.7 million compared to a provision for taxes of $0.5 million for the third quarter of 2005. The third quarter tax benefit primarily resulted from a net reversal of a valuation allowance which was recorded prior to the IPO.

As Kim mentioned, for the third quarter we recorded a net loss of $11.4 million compared to net income of $5.1 million for the third quarter 2005. Excluding the compensation expense associated with both the accelerated vesting of the deferred compensation plans and the initial grant of equity, our adjusted operating loss was $2 million.

This concludes our formal remarks. Kim and I will now take questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) Guy Moszkowski, Merrill Lynch.

 Guy Moszkowski  - Merrill Lynch - Analyst

 Good morning. The first question is just with respect to your relatively upbeat forecast of transaction activity ahead, can you give us a little bit more color in terms of industry areas, types of activity that you are seeing obviously without revealing anything that you shouldn’t? And also a sense from an industry perspective if nothing else where you think the biggest disappointments were in the quarter that you are reporting?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Let me answer your first question first and I need some clarification on your second question about what you mean by industry perspective. But in terms of our backlog, yes our backlog does seem quite good and obviously in the first five weeks of the quarter as I said, we’ve done 11 transactions. I would say we have done more of those in technology than anywhere else. Life science is still not a terribly hospitable market although we did get the Achillion transaction done which was an extremely difficult transaction in this market and we got it done and it traded quite nicely. So we are getting stuff done. But I would say the preponderance of our backlog appears to be more technology than health care.

And Guy, I’m sorry I didn’t understand what you — I understand what my sense of disappointment in the third quarter was. What did you mean by as from an industry perspective?

 Guy Moszkowski  - Merrill Lynch - Analyst

 I just mean in terms of are there particular areas where you saw transaction activity falling off more than in others? And to what extent would you say that that is related to market conditions at the time in the quarter?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 I would say it was almost exclusively related to market conditions. The market conditions for growth companies in our sectors was quiet, and on a revenue base our size, two or three transactions can materially change the results, either the existence of those two or three or the absence of those two or three could change results. So I think we went down with — we went out with the tide as rather opposed to having the tide raise our boat.

Having said that, I nevertheless am — not to beat it to death — but I am not happy what we’ve been doing in the M&A business in 2006, and I believe I have in the personage of Don Meltzer, I think we have a real chance to reverse that dramatically. But overall I think we went out with the tide.

 Guy Moszkowski  - Merrill Lynch - Analyst

 And with respect to the trading side, the secondary trading side of the business, can you give us a sense for what your cash equities market share numbers were in the quarter, say relative to the first half and to year ago?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 I don’t have that; I don’t yet. We feel good about our market share, and I think we have felt it on the accounts where we have really focused, we have gained market share. I think the real issue is going to be for us and almost the entire street but it’s going to be what happens with the large accounts. A number of our accounts that were our largest accounts in 2005 are not our largest accounts in 2006 because that world has changed.

 Guy Moszkowski  - Merrill Lynch - Analyst

 And maybe you can give us at least a qualitative update on some of your efforts to increase the amount of business that you are doing with hedge funds especially with some of the smaller ones and generally with some of the small to midsized accounts that maybe get a little bit neglected by some of the larger firms.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 I would say the hedge funds as a percentage of our business has gone up another — continues to rise, not dramatically, but has been a fairly steady rise from 28% to 29% to 30% to 31% to 32% and that is kind of a general level. But if you look at our middle markets initiative, which we started in the first quarter, I think — or end of the first quarter — I would say it has exceeded our expectations, and we continue to get material gains from companies, from institutions we dealt with before and also do business with institutions with whom we had not done business in the past. So we are quite pleased with our middle markets initiative.

 Guy Moszkowski  - Merrill Lynch - Analyst

 Great. And finally, just with respect to clarifying a comment that you made with respect to your clearing contract, I think you said that you expected to reduce nonpersonnel expenses by what was it 5 to 7 million?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 5 to 6, yes.

 Guy Moszkowski  - Merrill Lynch - Analyst

 5 to $6 million next year as a result of this contract. Is that an overall reduction number that sort of is a net that we should forecast, or – (multiple speakers).

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 That is where I am today, and it is not the only cost reduction thing I have in my sights. But I would rather tell you what I’ve done rather than tell you what I’m going to do. So I think 5 to 6 is a good number for now.

 Guy Moszkowski  - Merrill Lynch - Analyst

 That’s fair but we shouldn’t expect that those reductions could potentially be offset elsewhere?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 No, that is correct. We expect — I actually have not put a pin in the actual savings based on that contract or any other things we are doing. What I am suggesting is the net reduction in our noncomp expense I am right today forecasting it will be down 5 to $6 million.

 Guy Moszkowski  - Merrill Lynch - Analyst

 Okay, good. That is exactly what I wanted to know. Thanks very much.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 You’re welcome.

Operator

 David Trone, Fox-Pitt, Kelton.

 David Trone  - Fox-Pitt, Kelton - Analyst

 I had a quick question about the fee rate. It looked like on your investment banking a deal closed — (multiple speakers).

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 David, you had a question about the what — I’m sorry?

 David Trone  - Fox-Pitt, Kelton - Analyst

 I have a question about the fee rate in investment banking. The deals, the 16 deals seem to be reasonably good considering the environment, but the fee rate dropped down to $1.1 million. Can you comment on that? I guess a lot of that is on the equity side. I guess the equity was $1 million, the advisory was $880,000. Any thoughts there on kind of moving up in the cover?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Yes, I think the question of the rate is it may have gone down, but I think it may be the law of small numbers, David. There just wasn’t enough business to actually draw any conclusion from it. We do have fee minimums that we have and we violate those minimums from time to time if it strategically makes sense to us. But we have – I don’t think – there has been no change in our positioning in terms of where we sit on the cover or our advisory business. I will tell you that we have again as I said with the hiring of Don Meltzer, I expect this to change all aspects of our business in terms of the relationships he has in part but mostly because of our capability in the merger side of the house, which I think is going to be changed dramatically. I don’t think you should infer anything from where these fees are for this quarter.

 David Trone  - Fox-Pitt, Kelton - Analyst

 Okay. Thank you.

Operator

 Jeff Harte, Sandler O’Neill.

 Jeff Harte  - Sandler O’Neill - Analyst

 Good morning. You talked a little bit about the investment banking activity outlook by sectors. Can you talk a little bit to what you’re seeing on the private equity side of the equation?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Yes, our private equity business is I think was kind of flat quarter to quarter, and in fact we are in the private placement side of the business we are quite busy. But that business is frankly takes a long time to close and doesn’t always close, so I don’t really count on that until it is in the bank.

And on the pipe business, our pipe business has picked up in its activity in the last several weeks, in fact. So we are quite pleased with where that’s headed. Now I will also tell you that the first quarter of pipe activity was unprecedented and frankly unlikely to be repeated. So when I say we are quite happy with it, I mean in the context of a normalized market, not what we saw in the first quarter.

 Jeff Harte  - Sandler O’Neill - Analyst

 Okay. And it may be early to ask this question, but you’ve mentioned a few hires, someone to run asset management, bringing in someone for Leveraged Finance. I guess that shows the direction you are going in. Do you have any idea of a timeline? I mean how long does it take to say get Leveraged Finance up to have some scale? When does asset management actually become a stand-alone segment? Things like that.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 I think on the Leveraged Finance side of it, I think it will be meaningful to us next year. So I think we will have real revenues from it next year. What those numbers are, I am not inclined to forecast, but I think they will be meaningful to us next year.

As for asset management, the mandate of Malcolm MacColl was really quite simple and that is to go out and find teams that he can attract to our platform to bring in. I will tell you the reason we have hired him is I’ve spent a lot of time in the last 12 months talking to teams and have in fact had discussions and gotten very close and very serious with a number of teams and I came to the conclusion, sadly, that I was unqualified to do that. That it really does take a very specific level of expertise to build an asset management business; expertise that was frankly not resonant here. So I went out and found what I felt was a first tier guy, a first-rate executive who could lead that for us and now we can do this in a way that makes sense. He is in and we have been as a firm in discussions with teams already.

When that actual — when as and if people come in, I can’t tell you that because nothing happens until it has actually happened. But we are in fact now active dialogue with one team.

 Jeff Harte  - Sandler O’Neill - Analyst

 Okay and the guidance on non-GAAP expense was helpful. The one line I would like to maybe single in on a little bit is the litigation and related costs coming in north of $1 million. How should we be looking at that going forward as far as now that you’ve got the indemnification agreement with SocGen? Do we expect to see that significantly decline because of that agreement or are we maybe where we are at barring new developments?

 Tom Conner  - Cowen and Co. - CFO

 Obviously year-over-year you see the decline. And that is a direct effect of the indemnification agreement being in effect. As far as what the amount is on a quarter-by-quarter basis, we have some ongoing legal expenses that are in our numbers on a regular basis but then there are some onetime items that hit our P&L each quarter, and that will bring a little lumpiness to the item on an ongoing basis, which is I think what you see here for this quarter.

 Jeff Harte  - Sandler O’Neill - Analyst

 Okay, given the indemnification agreement I was a little surprised to see the third quarter of this year be your highest of the first three quarters, I guess. I was trying to get a feel of whether there was a specific event in there or maybe that’s just kind of where we should be going forward.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Also I should mention that about $0.5 million of that I believe was in broken deals, and that was unusual for us, to say the least. And that is part of what we call litigation legal expenses. So that is obviously not subject to indemnification.

 Jeff Harte  - Sandler O’Neill - Analyst

 Okay. Thank you.

Operator

 Lauren Smith, KBW.

 Lauren Smith  - Keefe, Bruyette & Woods - Analyst

 Good morning. A couple questions. One, I guess just sort of more cleanup than anything, should we still be thinking about on an operating basis going forward a tax rate in and around something like 45%, which is I think what we’ve talked about in the past?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Yes, obviously we will do what we can to take it down, but being that we are New York residents, we have limited options.

 Tom Conner  - Cowen and Co. - CFO

 But one thing to keep in mind, this was a distorted tax situation for 2006 because of the fact that we really for financial statement purposes it is considered one year but for tax purposes it is two short years. So the fact that from the first of the year until the IPO date we were doing our taxes as if we were not a public company and we had reversals of valuation allowances that came into effect and affected our taxes. For the rest of the year as you see in the third quarter, I would suspect we will not be at 45% but beginning 2007 we anticipate our effective tax rate to be at 45%.

 Lauren Smith  - Keefe, Bruyette & Woods - Analyst

 Okay. That’s helpful. And then similarly, any — your operating comp ratio came in at around that 58%, but you have been making some notable hires. Should we be changing our thinking there at all?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 No, we’re going to stay at 58%. We will find room in the comparable to accommodate these people.

 Lauren Smith  - Keefe, Bruyette & Woods - Analyst

 Okay. And just really a housekeeping, what was book and tangible book at quarter end?

 Tom Conner  - Cowen and Co. - CFO

 Using 12.9 million shares, book is 16.19 and tangible is 12.31.

 Lauren Smith  - Keefe, Bruyette & Woods - Analyst

 Okay, great. And then just lastly, on the asset management business with the hiring of Malcolm MacColl and you said you are in active discussions with teams, etc., but just sort of higher level when you think about the various product areas that are of your highest interest maybe talk a little bit there. Are you focused more in the nearer term on more of the traditional side of asset management or are you thinking — focused on private equity or merchant banking? If you could just sort of lay out a roadmap of how you are thinking about building that business.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 It’s actually fairly simple, Lauren, because we are agnostic in fact as to where we go in first. We are pursuing, we had extensive conversations with a conventional long-only team. We’ve had conversations with two former hedge fund managers out of Ameranth which is not going to go anywhere. And we’ve had conversations with an alternative investment team. So I think in fact we are going to be opportunistic where we can find high-quality people. We will invest.

So obviously depending on what we do, it will have different speed of return to our shareholders. If we have a long-only team that takes time to accumulate funds, it will take a while. If it is an alternative investment team that we can accumulate funds in a quick fund-raising in three months, that will have a different effect. So I think this is probably from a financial standpoint not likely to have much results in ‘07 but again, it is consistent with our theme that we are trying to transform this business.

 Lauren Smith  - Keefe, Bruyette & Woods - Analyst

 Thanks very much.

Operator

 Dan Weldon, Diamondback Capital.

 Dan Weldon  - Diamondback Capital - Analyst

 I was wondering if you could just update us on your long-term ROE targets? And then also just in the context of the senior hires you’ve been making, how far along in that process you are and how the ramp up in staffing is going to affect your trajectory towards those targets?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Okay, I think our ROE target, Tom, do you what to address the ROE target?

 Tom Conner  - Cowen and Co. - CFO

 Our short to medium term, we would like to be in the low teens.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 And as for the ramp up of people, Dan, it is not — these people obviously the impact is not felt on the first day, right. I do think that the Leveraged Finance team will actually have an effect next year. I believe the changes in investment banking, the two hires we made in healthcare as well as the new head of investment banking will have an effect immediate effect next year. The asset management I would expect would not. In terms of what the cost of those people are has no effect on our ability to achieve those ROE targets because their cost comes out of our comp ratio.

 Dan Weldon  - Diamondback Capital - Analyst

 Great. Thanks. And then just one technical question. The book value numbers that you gave based on a 12.9 million share count, I had a 15 million number. Is this 12.9 then the run rate from here?

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 Well 12.9 is the outstanding shares for our EPS calculation. So if you run it at $15 million which is obviously the 12.9 million and the $2.1 million of restricted shares, you’d be at 13.92 and 10.59.

 Dan Weldon  - Diamondback Capital - Analyst

 Okay, great. Thanks so much.

Operator

 (OPERATOR INSTRUCTIONS) David Cohen, Midwood.

 David Cohen  - Midwood - Analyst

 My question has been answered.

Operator

 (OPERATOR INSTRUCTIONS) Gentlemen, I am currently showing we have no audio questions at this time. I would like to turn the presentation back over to Mr. Fennebresque for any closing remarks.

 Kim Fennebresque  - Cowen and Co. - Chairman and CEO

 First I would like to thank you all for calling in. We appreciate the interest. We are very excited about what lies ahead for us. This is, as I’ve tried to convey before and today, this management team is trying to build this firm into something that it has not been before while retaining what we’ve had in the past. We see this is as the beginning of a transformation and we appreciate your interest. Thank you very much.

Operator

 Ladies and gentlemen, thanks for your participation in today’s conference call. This does conclude your presentation and you may now disconnect. Have a great day.